Tianli Agritech, Inc. Completes $3.84 Million Private Placement

Company Plans to Pursue M&A Opportunities Using Proceeds from This Offering and Cash on Hand

WUHAN CITY, China, June 18, 2014 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced that the Company has completed a $3.84 million private placement of its common stock (the “Offering”) to Mr. Houliang Yu, a citizen of the PRC.

Pursuant to a Regulation S Subscription Agreement entered into on June 6, 2014, the Company issued and sold 1.6 million shares of its common stock (the “Shares”) to Mr. Yu for an aggregate consideration of $3.84 million, or $2.40 per share. The offering price represents an approximately 11.6% premium over the closing price of $2.15 on June 6, 2014. Upon completion of the Offering, the Company had 21,164,000 common shares outstanding, of which Mr. Yu owns approximately 7.56%. The Company intends to use the proceeds from this Offering and cash on hand to pursue accretive M&A opportunities.

Mr. Yu currently resides in Wuhan City, Hubei Province and serves as Chief Financial Officer of Aoxin Holdings Co. Ltd. (“Aoxin”), a diversified holding company whose main business is in industrial park development and operations. Mr. Ping Wang, Tianli’s Chairman and Chief Executive Officer, is a major shareholder and Chairman of Aoxin. As a condition of the Offering, Mr. Yu agreed not to sell the Shares for 12 months and thereafter at not less than $2.40 per share.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com